CECIL BANCORP, INC. RECEIVES $11.56 MILLION OF NEW CAPITAL UNDER U.S. DEPARTMENT OF TREASURY’S TARP

CAPITAL PURCHASE PROGRAM

ELKTON, MARYLAND, December 23, 2008 — Cecil Bancorp, Inc. (OTCBB: CECB) (the “Company”) today announced that it sold $11.56 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. This represents approximately 3.0% of the Company’s risk-weighted assets as of September 30, 2008. In connection with the investment, the Company also issued a warrant to the Treasury which permits the Treasury to purchase up to 261,538 shares of its common stock at an exercise price of $6.63 per share.

“We are very pleased to participate in the TARP Capital Purchase Program which is designed to provide additional capital to healthy, well managed financial institutions,” said Mary B. Halsey, President and CEO of the Company. “This investment will further strengthen our capital position, increase our ability to finance attractive lending opportunities, and enable the Company to provide additional support for economic growth in our local markets.”

The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

A summary of the TARP Capital Purchase Program, including the terms of the preferred stock and warrant to be issued by the Company, can be found on the Treasury Department’s website atwww.treas.gov/initiatives/eesa .

The following table indicates the effect of the U.S. Department of Treasury’s $11.56 million investment on the Company’s and the Bank’s capital ratios:

	At September 30, 2008
		Regulatory
		Threshold	Pro-forma ratios
		For Well	after TARP capital
	Actual	Capitalized	infusion

Cecil Bancorp, Inc.:
Tier 1 Leverage	8.40%	5.0%	10.76%
Tier 1 Risk-Based Ratio	9.50%	6.0%	12.41%
Total Risk-Based Ratio	12.36%	10.0%	15.26%

Cecil Bank:
Tier 1 Leverage	7.02%	5.0%	9.19%
Tier 1 Risk-Based Ratio	7.94%	6.0%	10.60%
Total Risk-Based Ratio	12.22%	10.0%	14.85%

Cecil Bancorp, Inc. is the holding company for Cecil Bank, a Maryland-chartered, FDIC-insured bank conducting business through eleven offices in Cecil and Harford counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Cecil Bancorp, Inc. with the Securities and Exchange Commission from time to time.